Exhibit 2.1
                                                                  Execution Copy

















                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,



                             FIRE ACQUISITION CORP.



                                       AND



                                  VISTANA, INC.



                            Dated as of July 18, 1999





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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I  THE MERGER.........................................................2
    Section 1.1  The Merger...................................................2
    Section 1.2  Effective Time...............................................2
    Section 1.3  Effects of the Merger........................................2
    Section 1.4  Charter and By-laws; Directors...............................3
    Section 1.5  Conversion of Securities.....................................3
    Section 1.6  Parent to Make Certificates Available........................4
    Section 1.7  Dividends; Transfer Taxes; Withholding.......................5
    Section 1.8  No Fractional Securities.....................................6
    Section 1.9  Return of Exchange Fund......................................7
    Section 1.10  Adjustment of Exchange Ratio................................7
    Section 1.11  No Further Ownership Rights in Company Common Stock.........7
    Section 1.12  Closing of Company Transfer Books...........................7
    Section 1.13  Lost Certificates...........................................7
    Section 1.14  Further Assurances..........................................8
    Section 1.15  Closing.....................................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................8
    Section 2.1  Organization, Standing and Power.............................8
    Section 2.2  Capital Structure...........................................10
    Section 2.3  Authority...................................................12
    Section 2.4  Consents and Approvals; No Violation........................12
    Section 2.5  SEC Documents and Other Reports.............................14
    Section 2.6  Registration Statement and Information Statement............14
    Section 2.7  Absence of Certain Changes or Events........................15
    Section 2.8  Permits and Compliance......................................15
    Section 2.9  No Required Vote of Parent Stockholders.....................16
    Section 2.10  Reorganization; Parent Tax Certificate.....................16
    Section 2.11  Brokers....................................................17

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................17
    Section 3.1  Organization, Standing and Power............................17
    Section 3.2  Capital Structure...........................................17
    Section 3.3  Authority...................................................19
    Section 3.4  Consents and Approvals; No Violation........................19
    Section 3.5  SEC Documents and Other Reports.............................21
    Section 3.6  Registration Statement and Information Statement............21
    Section 3.7  Absence of Certain Changes or Events........................22
    Section 3.8  Permits and Compliance......................................23
    Section 3.9  Tax Matters.................................................24
    Section 3.10  Actions and Proceedings....................................25
    Section 3.11  Certain Agreements.........................................25
    Section 3.12  ERISA......................................................26
    Section 3.13  Liabilities................................................28
    Section 3.14  Intellectual Property......................................28
    Section 3.15  Properties, Title and Related Matters......................28


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                                                                            Page

    Section 3.16  Customer Warranties.........................................30
    Section 3.17  Environmental Matters.......................................30
    Section 3.18  Insurance...................................................32
    Section 3.19  Mortgages Receivable........................................32
    Section 3.20  Parachute Payments to Disqualified Individuals..............33
    Section 3.21  Opinion of Financial Advisor................................33
    Section 3.22  State Takeover Statutes.....................................33
    Section 3.23  Reorganization..............................................33
    Section 3.24  Brokers.....................................................34

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS.........................34
    Section 4.1  Conduct of Business by the Company Pending the Merger........34
    Section 4.2  No Solicitation..............................................39
    Section 4.3  Third Party Standstill Agreements............................39
    Section 4.4  Reorganization...............................................40

ARTICLE V  ADDITIONAL AGREEMENTS..............................................40
    Section 5.1  Notice to Shareholders.......................................40
    Section 5.2  Filings; Other Actions.......................................40
    Section 5.3  Comfort Letters..............................................41
    Section 5.4  Access to Information........................................42
    Section 5.5  Compliance with the Securities Act...........................43
    Section 5.6  Stock Exchange Listings......................................43
    Section 5.7  Fees and Expenses............................................43
    Section 5.8  Company Stock Options........................................43
    Section 5.9  Reasonable Efforts...........................................44
    Section 5.10  Public Announcements........................................45
    Section 5.11  Real Estate Transfer and Gains Tax..........................45
    Section 5.12  State Takeover Laws.........................................45
    Section 5.13  Indemnification; Directors and Officers Insurance...........46
    Section 5.14  Notification of Certain Matters.............................46
    Section 5.15  Employee Benefit Plans......................................47
    Section 5.16  Shareholder Litigation......................................47
    Section 5.17. Additional Matters..........................................48

ARTICLE VI  CONDITIONS PRECEDENT TO THE MERGER................................49
    Section 6.1  Conditions to Each Party's Obligation to Effect the
                 Merger.......................................................49
    Section 6.2  Conditions to Obligation of the Company to Effect the
                 Merger.......................................................50
    Section 6.3  Conditions to Obligations of Parent and Sub to Effect the
                 Merger.......................................................51

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................................54
    Section 7.1  Termination..................................................54
    Section 7.2  Effect of Termination........................................55
    Section 7.3  Amendment....................................................55
    Section 7.4  Waiver.......................................................55


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                                                                            Page

ARTICLE VIII  GENERAL PROVISIONS..............................................56
    Section 8.1  Non-Survival of Representations and Warranties...............56
    Section 8.2  Notices......................................................56
    Section 8.3  Interpretation...............................................57
    Section 8.4  Counterparts.................................................57
    Section 8.5  Entire Agreement; No Third-Party Beneficiaries...............57
    Section 8.6  Governing Law................................................57
    Section 8.7  Assignment...................................................57
    Section 8.8  Severability.................................................58
    Section 8.9  Enforcement of this Agreement................................58


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                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER dated as of July 18, 1999 (this "Agreement"), among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Parent"), Fire Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Sub"), and Vistana, Inc., a Florida corporation (the "Company"; together with Sub (the "Constituent Corporations")).

                              W I T N E S S E T H:


         WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), not owned by Parent, the Company or their respective wholly-owned Subsidiaries (as hereinafter defined) will be converted into (i) shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock"), and Class B Shares, par value $.01 per share ("Class B Shares" and, when attached to shares of Parent Common Stock pursuant to the Amended and Restated Intercompany Agreement dated as of January 6, 1999, between Parent and the Trust (as hereinafter defined), "Units"), of Starwood Hotels and Resorts, a Maryland real estate investment trust and a subsidiary of Parent (the "Trust" and, together with Parent, the "Parent Companies"), and (ii) cash;

         WHEREAS the Board of Directors of the Company, upon the recommendation of the Special Committee thereof constituted on April 5, 1999 by such Board of Directors (the "Special Committee"), has unanimously approved this Agreement and submitted this Agreement to each of Raymond L. Gellein, Jr. and Jeffrey A. Adler and certain of their respective affiliated or associated entities (collectively, the "Principal Shareholders"), as the owners of an aggregate of approximately 53 percent of the currently outstanding shares of the voting common stock of the Company, for their consent, and the Principal Shareholders have caused to be executed a written shareholders' consent (the "Shareholders' Consent") pursuant to Section 607.0704 of the Florida 1989 Business Corporation Act (the "FBCA") approving this Agreement and the Merger;

         WHEREAS Parent and each of the Principal Shareholders have entered into a Shareholder Agreement (including an irrevocable proxy) of even date herewith with Parent (the "Shareholder Agreements"), which agreements the Board of Directors of the Company, upon the unanimous recommendation thereof by the Special Committee, has approved;

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         WHEREAS the respective Boards of Directors of each of Parent and the
Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders or shareholders, as the case may be; and

         WHEREAS for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the FBCA, the Company shall be merged with and into Sub at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the FBCA. Notwithstanding anything to the contrary herein, at the election of Parent, Parent or any wholly-owned Subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution. Section 1.2 Effective Time. The Merger shall become effective when articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the FBCA, are filed with the Department of State of the State of Florida; provided, however, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as hereinafter defined). Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 607.1106 of the FBCA.

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         Section 1.4 Charter and By-laws; Directors. (a) At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Articles of Incorporation of Sub shall include provisions substantially identical to ARTICLE VII, Section B and
ARTICLE VIII of the Articles of Incorporation of the Company existing as of the date of this Agreement; and provided further that at the Effective Time Article I of the Articles of Incorporation of Sub shall be amended to read in its entirety as follows: "The corporate name that satisfies the requirements of
Section 607.0401 of the 1989 Business Corporation Act is: Vistana, Inc." At the Effective Time, the By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Articles of Incorporation. (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations: (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. (b) All shares of Company Common Stock that are held in the treasury of the Company and shares of Company Common Stock owned by Parent or Sub or by any wholly-owned Subsidiary of Parent or of the Company shall be cancelled and no cash, capital stock of Parent or other consideration shall be delivered in exchange therefor.
(c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b)) shall as of the Effective Time be converted into the right to receive the Exchange Ratio (as defined below) of validly issued, fully paid and nonassessable Units plus $5.00 in cash. The "Exchange Ratio" shall be a number equal to the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, of (x) $14.00 divided by (y) the Market Price

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(as hereinafter defined) of a Unit on the fifth New York Stock Exchange, Inc.
("NYSE") trading day prior to the date of the Effective Time; provided, however, that in no event shall the Exchange Ratio be (A) less than an amount equal to $14.00 divided by $36.00 or (B) greater than an amount equal to $14.00 divided by $30.00. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder thereof or of a certificate representing any such shares shall cease to have any rights with respect thereto, except that each holder of such a certificate shall have the right to receive (i) any dividends and other distributions (paid with respect to Units) in accordance with Section 1.7, (ii) certificates representing the Units into which such shares are converted, (iii) cash into which such shares are converted pursuant to this
Section 1.5(c), without interest, and (iv) any cash, without interest, in lieu of fractional Units to be issued or paid in consideration therefor in accordance with Section 1.8, all upon the surrender of such certificate in accordance with
Section 1.6. The "Market Price" of a Unit on any date means the average of the Average Prices (as hereinafter defined) for the 20 consecutive NYSE trading days immediately preceding such date. The "Average Price" for any date means the average of the daily high and low prices per Unit as reported on the NYSE Composite Transactions reporting system (as published in The Wall Street Journal or, if not published therein, in another authoritative source mutually selected by the Company and Parent).

Section 1.6 Parent to Make Certificates Available.

         (a) Exchange of Certificates. Prior to the Effective Time, Parent shall authorize a commercial bank (or such other person or persons as shall reasonably be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, (i) as soon as practicable after the Effective Time, certificates representing the Units issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock, and (ii) as required from time to time after the Effective Time to enable the Exchange Agent to make such payments on Parent's behalf, cash payable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock, cash required to make payments in lieu of any fractional shares pursuant to Section 1.8 and cash or other property to pay or make any dividends or distributions pursuant to Section 1.7 (such cash and Units, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the Units contemplated to be issued and the cash payable pursuant to Section 1.5(c) out
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of the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as provided for in this Agreement.

         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Units and cash payable or other property distributable pursuant to Section 1.5(c)). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and a certificate representing that number of whole Units into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional Units in accordance with Section 1.8 and any dividends or other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be cancelled by the Exchange Agent.

         Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on the Units, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Units until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment pursuant to Section 1.5(c) or 1.8 will be paid to any such person until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Units: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the Units represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such Units and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable pursuant to
Section 1.5(c) or 1.8 to which such holder is entitled. In no event shall the person entitled to receive such

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dividends or other distributions or cash be entitled to receive interest on such dividends or other distributions or cash. If any certificate representing Units or cash or other property is to be issued or delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Units in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common
Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

         Section 1.8 No Fractional Securities. No certificates or scrip representing fractional Units shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent or Trust dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a securityholder of Parent or Trust. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a Unit upon surrender of Certificates for exchange pursuant to this
Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the NYSE of a Unit (as reported in the NYSE Composite Transactions) on the date of the Effective Time or, if the Units do not trade on the NYSE on such date, the first date of trading of Units on the NYSE after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this
Section 1.8. For purposes of paying such cash in lieu of fractional shares, all Certificates surrendered for exchange by a Company shareholder shall be aggregated, and no such Company shareholder will receive cash in


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lieu of fractional shares in an amount equal to or greater than the value of one full Unit with respect to such Certificates surrendered.

         Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Units, any cash payable pursuant to Sections 1.5(c) and 1.8 and any dividends or distributions with respect to Units. None of Parent, Trust or the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such Units, cash and dividends and distributions held in the Exchange Fund that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 1.10 Adjustment of Exchange Ratio. In the event of any reclassification, stock split, combination or stock dividend with respect to the Units, any change or conversion of Units into other securities or any other dividend or distribution with respect to the Units other than the declaration and payment of cash dividends not in the aggregate in excess of $1.00 per Unit (or if a record date with respect to the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

         Section 1.11 No Further Ownership Rights in Company Common Stock. All Units and cash issued or paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.5(c) and 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

         Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be cancelled and exchanged as provided in this Article I.

         Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with


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respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Units, any cash payable pursuant to
Section 1.5(c) or 1.8 to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

         Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

         Section 1.15 Closing. Unless this Agreement is otherwise terminated in accordance with the provisions hereof, subject to Section 7.1(e), the closing of the Merger (the "Closing" and the date on which the Closing occurs being the "Closing Date") and all actions contemplated by this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, New York, at 10:00 a.m., local time, on a date to be specified by the parties, which (subject to fulfillment or waiver of the conditions set forth in Article VI) shall be no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived, or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Each of Parent and Sub represents and warrants to the Company as follows:

         Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority


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to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

         For all purposes of this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Parent or the Company, as the case may be, means that such state of facts, event, change or effect has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that any such adverse effect resulting from any Proposed Accounting Change (as defined below) shall not be taken into account in determining whether there has been a Material Adverse Effect on or with respect to Parent or the Company. A "Proposed Accounting Change" shall mean, for all purposes of this Agreement, any proposed change in accounting principles which has not been adopted (with or without a later effective date) by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board prior to the Closing Date. For all purposes of this Agreement, except as hereinafter provided, "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity,
(ii) is a general partner, trustee, manager or other entity or person performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")); provided, however, that with respect to the Company, neither the Company's limited partnerships relating to Vistana Resort at World Golf Village (the "Company Venture"), nor the VOI (as


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hereinafter defined) owner associations present at any of its resorts shall be deemed to be a "Subsidiary" of the Company for purposes of this Agreement. For all purposes of this Agreement, a "wholly-owned Subsidiary" of the Company shall be deemed to include those entities which, for regulatory or other local law purposes, have issued nominal ownership interests to persons other than the Company or any of its Subsidiaries.

         Section 2.2 Capital Structure. At the date hereof, the authorized stock of Parent consists of (i) 1,000,000,000 shares of Parent Common Stock, (ii) 200,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), (iii) 50,000,000 shares of excess common stock, par value $0.01 per share ("Parent Excess Common Stock"), and (iv) 100,000,000 shares of excess preferred stock, par value $0.01 per share ("Parent Excess Preferred Stock"). At the close of business on June 30, 1999, 178,689,625 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock, Parent Excess Common Stock or Parent Excess Preferred Stock were outstanding. As of the date hereof, the authorized beneficial interest of the Trust consists of (i) 5,000 Class A Shares, par value $.01 per share (the "Class A Shares"), (ii) 1,000,000,000 Class B Shares, (iii) 200,000,000 Excess Trust Shares, par value $0.01 per share ("Excess Trust Shares"), (iv) 30,000,000 Class A Exchangeable Preferred Shares, par value $0.01 per share ("Class A EPS"), (v) 15,000,000 Class B Exchangeable Preferred Shares, par value $0.01 per share ("Class B EPS"), (vi) 55,000,000 Trust Preferred Shares, par value $0.01 per share ("Trust Preferred Shares"), and (vii) 50,000,000 Excess Preferred Shares, par value $0.01 per share ("Excess Trust Preferred Shares"). At the close of business on June 30, 1999, (i) 100 Class A Shares were issued and outstanding,
(ii) 178,689,625 Class B Shares were issued and outstanding, (iii) 3,944,692 shares of Class A EPS were issued and outstanding and (iv) 3,536,871 shares of Class B EPS were issued and outstanding and (v) no excess Trust Shares or Excess Trust Preferred Shares were outstanding. As of the close of business on June 30, 1999, (i) no Class B Shares were held in the treasury of the Trust or by its Subsidiaries, (ii) 24,367,652 Class B Shares were reserved for issuance pursuant to the Parent Stock Plans (as hereinafter defined), (iii) 11,777,501 Class B Shares were reserved for issuance pursuant to the exchange of Class A EPS and the exchange of SLT Units (as defined below) and SLC Units (as defined below),
(iv) 3,536,871 Class A EPS were reserved for issuance pursuant to the exchange of Class B EPS and (v) 548,665 Class B EPS were reserved for issuance pursuant to the exchange of certain SLT Units and SLC Units. All the outstanding shares of Parent Common Stock, Class A Shares, Class B Shares, Class A EPS and Class B EPS are validly issued, fully paid and nonassessable and free of preemptive rights. As of the close of business on June 30, 1999, except as set forth in
Section 2.2 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), and except (a) for this Agreement,
(b) for stock options issued pursuant to the Incentive and Non-Qualified Shares Option Plan (1986) of the Trust, the Corporation Stock Non-Qualified Stock Option Plan (1986) of the Trust, the Stock Option Plan (1986) of Parent, the Trust Shares Option Plan (1986) of Parent, the 1995 Long-Term Incentive Plan of the Trust, the 1995 Long-Term Incentive Plan of Parent, the 1999 Long-Term Incentive Plan of the Trust and the 1999 Long-Term Incentive Plan of Parent (collectively, the "Parent Stock Plans") covering not in excess of 48,776,342 shares of Parent Common Stock (collectively, the "Parent Stock Options"), (c) for 8,318,524 shares of Parent Common Stock issuable upon the exchange of units ("SLT Units") in SLT Realty Limited Partnership (the "Realty Partnership") and units ("SLC Units") in SLC Operating Limited Partnership (the "Operating Partnership"), and (d) as disclosed above, there are no options, warrants, calls, rights, securities or agreements to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent, or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, security or agreement. As of the close of business on June 30, 1999, except as disclosed in Section 2.2 of the Parent Letter, and except (a) for this Agreement, (b) for stock options issued pursuant to the Parent Stock Plans covering not in excess of 22,536,199 Class B Shares (collectively, the "Trust Stock Options"), (c) for 11,777,501 Class B Shares issuable upon the exchange of SLT Units, SLC Units and Class A EPS, (d) for 3,536,871 Class A EPS issuable upon the conversion of Class B EPS,
(e) for 548,665 Class B EPS issuable upon the exchange of SLT Units and SLC Units and (f) as disclosed above, there are no options, warrants, calls, rights, securities or agreements to which the Trust is a party or by which it is bound obligating the Trust to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest of the Trust or obligating the Trust to grant, extend or enter into any such option, warrant, call, right, security or agreement. At the date hereof, the capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Sub Shares"), of which as of the date of this Agreement, 1,000 Sub Shares were issued and outstanding, all of which shares were owned directly by Parent. Each outstanding share of capital stock of each Subsidiary of Parent that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (each, a "Lien"). As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. Neither Parent nor any Subsidiary of Parent beneficially owns any shares of Company Common Stock. Except as set forth in
Section 2.2 of the Parent Letter, Exhibit 21.1 to the Annual Report on Form 10-K of Parent for the year ended December 31, 1998 (the "Parent Annual Report"), as filed with the Securities and Exchange Commission (the "SEC"), is a true and correct statement in all material respects of all the information required to be set forth therein by the rules and regulations of the SEC.

         Section 2.3 Authority. Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The respective Boards of Directors of Parent and Sub have duly approved and adopted this Agreement. The Board of Directors of Sub recommended this Agreement to its sole shareholder, and the sole shareholder of Sub has approved this Agreement, all such actions being taken in accordance with the FBCA. The execution, delivery and performance of their obligations under this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of the Articles of Merger as required by the FBCA. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles. The filing of a joint registration statement on Form S-4 with the SEC by the Parent Companies under the Securities Act for the purpose of registering the Units to be issued in connection with the Merger as contemplated by this Agreement (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, and including all information incorporated by reference therein, the "Registration Statement") have been duly authorized by Parent's Board of Directors and Trust's Board of Trustees. The issuance of the Class B Shares in the Merger has been duly authorized by the Trust's Board of Trustees.

         Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions specifically described in this Section 2.4 have been obtained and all filings, registrations and obligations specifically described in this Section 2.4 have been made or satisfied, and except as set forth in Section 2.4 of the Parent Letter, the execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (with or without notice or lapse of time, or both), result in any violation of, or default or loss of a material benefit under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties, assets or operations of Parent or any of its Subsidiaries under, any provision of (i) the articles of incorporation or by-laws of Parent,
(ii) any provision of the comparable charter or organization documents of any Subsidiary of Parent, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties, assets or operations, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, losses, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal or state), foreign or supranational court, commission, governmental body, regulatory agency, authority, commission or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) such filings as may be required in connection with the taxes described in Section 5.11, (v) pursuant to applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (vi) certain filings, authorizations, consents and approvals as may be required with or from Governmental Entities in connection with gaming operations, such filings or amendments as may be required by federal and state land development, mortgage servicing and telemarketing laws, state time share laws, state securities laws applicable to the sale or offer of VOIs, and seller of travel or travel agency laws (the "Regulatory Approvals") and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 2.5 SEC Documents and Other Reports. The Parent Companies have filed all required documents with the SEC since January 1, 1997 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated (or combined consolidated) financial statements (including, in each case, any notes thereto) of the Parent Companies included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated (or combined consolidated) financial position of Trust and Parent and their consolidated Subsidiaries as at the respective dates thereof and the consolidated (or combined consolidated) results of their operations and their consolidated (or combined consolidated) cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, the Parent Companies have not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of their financial statements.

         Section 2.6 Registration Statement and Information Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the information statement/prospectus included therein (together with any amendments or supplements thereto, and including all information incorporated by reference therein, the "Information Statement") relating to this Agreement and the Shareholders Consent will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Information Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to the Parent Companies) as to form in all material respects with the provisions of the Securities Act, and the Information Statement will comply (with respect to the Parent Companies) as to form in all material respects with the provisions of the Exchange Act.

         Section 2.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 1998, (i) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect on Parent, (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on Parent, (iii) there has been no change in the capital stock of the Parent Companies and no dividend or distribution of any kind declared, paid or made by the Parent Companies on any class of its stock, except for regular quarterly dividends declared or paid on the Class A Shares, Class B Shares, Class A EPS, Class B EPS and common shares of beneficial interest, par value $.01 per share, of the Trust, and (iv) there has been no other event causing a Material Adverse Effect on Parent, nor any development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

         Section 2.8 Permits and Compliance. Parent and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (i) its respective charter, by-laws or other organizational documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, and except for contracts or agreements entered into after the date hereof not in violation of this Agreement, there is no contract or agreement that is material to the business, properties, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents or Section 2.8 of the Parent Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge, after reasonable investigation, of the individuals identified in
Section 2.8 of the Parent Letter.

         Section 2.9 No Required Vote of Parent Stockholders. No vote of the stockholders of Parent is required by law, the organization documents of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

         Section 2.10 Reorganization; Parent Tax Certificate. (a) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the

Merger as a reorganization within the meaning of Section 368(a) of the Code.

         (b) To the Knowledge of the Parent, the representations and warranties set forth in the Parent Tax Certificate attached to the Parent Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct.

         Section 2.11 Brokers. No broker, investment banker or other person, other than NationsBanc Montgomery Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each of Parent and Sub as follows:

         Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company and the Company Venture is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries, and the Company Venture, are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.2 Capital Structure. At the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). At the close of business on June 30, 1999, (i) 21,567,377 shares of Company Common Stock were issued and outstanding (including 251,309 shares of Company Common Stock issued and held in escrow pursuant to the contingent share earnout arrangement (the "Points and Success Earnout") set forth in the Agreement and Plan of Reorganization, dated as of August 15, 1997, relating to the acquisition of The Success Companies, Success Developments, L.L.C. and Points of Colorado, Inc., Amendment No. 1 thereto and the related Escrow Agreement, which shares are not shown as outstanding in the Company SEC Documents), (ii) no shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries, (iii) 2,000,628 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan and the Company Employee Stock Purchase Plan (collectively, the "Company Stock Plans"). Except as set forth above, at the close of business on June 30, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for stock options issued pursuant to the Company Stock Plans covering not in excess of 2,500,000 shares of Company Common Stock (collectively, the "Company Stock Options"), there are no options, warrants, calls, rights, securities or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, security or agreement. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 3.2 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), or in the Company SEC Documents (as hereinafter defined) filed prior to the date of this Agreement, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all Liens. As of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as disclosed in Section 3.2 of the Company Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries, or the Company Venture, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or equity interests in the Company Venture. Except as set forth in
Section 3.2 of the Company Letter, Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (the "Company Annual Report"), is a true and correct statement in all material respects of all the information required to be set forth therein by the rules and regulations of the SEC as of such date.

         Section 3.3 Authority. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company, upon the recommendation of the Special Committee, has unanimously duly approved (i) this Agreement, the Merger and the other transactions contemplated hereby and (ii) the execution and delivery by the Principal Shareholders of the Shareholder Agreements (including the irrevocable proxy) and the Shareholders' Consent. The Board of Directors of the Company has declared the Merger advisable and fair to and in the best interests of the Company and its shareholders. The Principal Shareholders, as the holders of a majority of the outstanding shares of Company Common Stock, have duly approved, by delivering the Shareholders' Consent, this Agreement and the Merger. No further action by or vote of the shareholders of the Company is required by law, the Articles of Incorporation or the Amended and Restated By-laws of the Company or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of its obligations under this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to notification to all shareholders of the Company of such action in accordance with Section 607.0704(3) of the FBCA and the Amended and Restated By-laws of the Company and the filing of the Articles of Merger as required by Section 607.1105 of the FBCA. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles. The filing of the Information Statement with the SEC has been duly authorized by the Company's Board of Directors.

         Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions specifically described in this Section 3.4 or in Section 3.4 of the Company Letter have been obtained or taken and all filings, registrations and obligations specifically described in this Section 3.4 have been made or satisfied, the execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (with or without notice or lapse of time, or both), result in any violation of, or default or the loss of a material benefit under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien, upon any of the properties, assets or operations of the Company or any of its Subsidiaries, or the Company Venture, under, any provision of (i) the Articles of Incorporation or the Amended and Restated By-laws of the Company, (ii) any provision of the comparable charter or organization documents of any Subsidiary of the Company, or the Company Venture, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than employee stock option agreements under the Stock Plans (as defined in Section 5.8), which may provide for accelerated vesting of the underlying options upon the Effective Time and employee purchase rights under the Company's Employee Stock Purchase Plan which accelerate the "date of exercise" thereunder to the business day prior to the Effective Time), instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or the Company Venture, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, or the Company Venture, or any of their respective properties, assets or operations, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, losses, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries, or the Company Venture, in connection with the execution and delivery of this Agreement by the Company, is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or will be necessary to allow the Surviving Corporation to operate the business of the Company in the same manner as operated immediately prior to the Merger, except
(i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries, or the Company Venture, is qualified to do business, (iii) State Takeover Approvals, (iv) such filings as may be required in connection with the taxes described in Section 5.11, (v) pursuant to applicable requirements, if any, of Blue Sky Laws and the National Market of the National Association of Securities Dealers, Inc. Automated Quotations System, (vi) the Regulatory Approvals and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 3.5 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1997 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents, when taken together with any amendment thereto filed prior to the date hereof, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since December 31, 1998, made any material change in the accounting policies applied in the preparation of its financial statements.

         Section 3.6 Registration Statement and Information Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Information Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries, or the Company Venture, shall occur that is required to be described in the Information Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Information Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

         Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or
Section 3.7 of the Company Letter, since December 31, 1998, (A) the Company and its Subsidiaries, and the Company Venture, have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect on the Company, (B) the Company and its Subsidiaries, and the Company Venture, have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on the Company, (C) there has been no change in the capital stock of the Company and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (x) any payment or agreement to pay any compensation of any nature whatsoever (other than pursuant to any agreement as in effect on the date hereof), or any award or grant under any Company Plan (as hereinafter defined) as in effect on the date hereof, to any executive officer of the Company or of any of its Subsidiaries listed in Section 3.7(D)(x) of the Company Letter, or the Company Venture, (y) any granting by the Company or any of its Subsidiaries, or the Company Venture, to any such executive officer of any severance or termination award or (z) any entry by the Company or any of its Subsidiaries, or the Company Venture, into any employment, severance or termination agreement with any such executive officer and (E) there has been no other event causing a Material Adverse Effect on the Company, nor any development that, individually or in the aggregate, would reasonably be expected to have resulted in a Material Adverse Effect on the Company. Set forth in Section 3.7 of the Company Letter is a list of the indebtedness of the Company and its Subsidiaries, and the Company Venture, as of December 31, 1998 and May 31, 1999 and a summary of any material changes in the terms of such indebtedness between December 31, 1998 and the date of this Agreement. Between December 31, 1998 and the date of this Agreement, except as set forth in Section 3.7 of the Company Letter, there have been no material changes in the net outstanding amount of indebtedness of the Company, its Subsidiaries and the Company Venture other than changes resulting from fundings and payments in the ordinary course of business under lines of credit and credit facilities existing on December 31, 1998.

         Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries, and the Company Venture, is in possession of all Permits necessary for the Company or any of its Subsidiaries, and the Company Venture, to own, sell, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor the Company Venture, is in violation of (i) its charter, by-laws or other organizational documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation (including the Federal Trade Commission Act, the Truth-in-Lending Act and Regulation Z promulgated thereunder, the Equal Credit Opportunity Act and Regulation B promulgated thereunder, the Interstate Land Sales Full Disclosure Act, the Civil Rights Acts of 1964 and 1968, Environmental Laws (as hereinafter defined), federal and state telemarketing laws, state time share laws, state securities laws applicable to the sale or offer of vacation ownership interests ("VOIs"), and seller of travel or travel agency laws) or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, or the Company Venture, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.8 of the Company Letter, and except for contracts or agreements entered into after the date hereof, not in violation of this Agreement, there is no contract or agreement that is material to the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, and the Company Venture, taken as a whole. Except as set forth in the Company SEC Documents or Section 3.8 of the Company Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, license, declaration of covenants, conditions and restrictions, horizontal property regime, VOI owners' association governing instruments or other agreement or instrument to which the Company or any of its Subsidiaries, or the Company Venture, is a party or by which the Company or any such Subsidiary, or the Company Venture, is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary, or the Company Venture, is subject, other than any defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge, after reasonable investigation, of the individuals identified in Section 3.8 of the Company Letter.

         Section 3.9 Tax Matters. Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or reserved against or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes for any period commencing after December 31, 1992, have been examined by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) except for matters which have been fully reserved against, no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested or have been fully accrued or reserved for on the Company's December 31, 1998 consolidated balance sheet included in the Company SEC Documents. To the Knowledge of the Company, the representations set forth in the Company Tax Certificate attached to the Company Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 3.10 Actions and Proceedings. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or the Company Venture, or against or involving any of the directors, officers or employees of the Company or any of its Subsidiaries, or the Company Venture, as such, any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.10 of the Company Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or the Company Venture, or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, if determined or resolved adversely to the Company or any Subsidiary of the Company, or the Company Venture, in accordance with the claimant's or plaintiff's demands, would reasonably be expected to have a Material Adverse Effect on the Company. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations relating to the transactions contemplated by this Agreement that are pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or the Company Venture, or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business.

         Section 3.11 Certain Agreements. Except as set forth in Section 3.11 of the Company Letter, neither the Company nor any of its Subsidiaries, nor the Company Venture, is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in the Company Stock Plans, no holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, or the Company Venture, is or will be entitled to receive cash from the Company or any Subsidiary, or the Company Venture, in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

         Section 3.12 ERISA. (a) Section 3.12 (a) of the Company Letter contains a list of each Company Plan. With respect to each Company Plan, the Company has made, or will as soon as practicable after the date hereof make, available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description for each Company Plan for which a summary plan description is required, (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vi) any request for a determination currently pending before the IRS and (vii) all material correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except for any failure to comply as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan complies with ERISA (as hereinafter defined), the Code and all other applicable statutes and governmental rules and regulations. None of the Company Plans is subject to Title IV of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder ("ERISA").

         (b) There has been no failure by the Company to make any required contribution or pay any amount due to any Company Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan.

         (c) With respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

         (d) Except as listed on Section 3.12(d) of the Company Letter, all Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 3.12(d) of the Company Letter, to the Knowledge of the Company there is no reason why any Company Plan is not so qualified in operation.

         (e) Except as set forth in Section 3.12(e) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Section 4980B of the Code or Part 6 of Title 1 of ERISA or as disclosed in Section 3.12(e) of the Company Letter or (ii) the laws of a jurisdiction outside the United States.

         (f) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates may have any liability,
(ii) "Company Multiemployer Plan" means a "Multiemployer Plan" (as defined in
Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

         (g) The Company does not maintain any arrangement (other than a Company
Plan) providing retirement pension benefits that is established or maintained by the Company or any Subsidiary, or the Company Venture, for the benefit of employees who are or were employed outside the United States.

         (h) Section 3.12(h) of the Company Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of the Company and each ERISA Affiliate, (ii) severance programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control or similar provisions, and in the case of each of (i), (ii) and (iii) above, such list shall be limited only to such agreements, programs, policies, plans and other arrangements that involve a severance or employment agreement or arrangement with an individual officer or employee, and which provide for minimum annual payments (not including commissions or any similar contingent incentive payments) in excess of $100,000. The Company has provided to Parent a true and complete copy of each of the foregoing or, with respect to agreements with officers of ERISA Affiliates, will provide such a copy as soon as practical after the date hereof.

         Section 3.13 Liabilities. Except as set forth in Section 3.13 of the Company Letter or in the Company SEC Documents filed prior to the date hereof and except for such indebtedness as may be permitted under the provisions of
Section 4.1, the Company and its Subsidiaries, and the Company Venture, have no liabilities, absolute or contingent, other than liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Intellectual Property. The Company and its Subsidiaries, and the Company Venture, have, or have licenses to use, all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business, as currently conducted, of the Company and its Subsidiaries, and the Company Venture, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 3.14 of the Company Letter, neither the Company nor any of its Subsidiaries, or the Company Venture, has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.15 Properties, Title and Related Matters. (a) Except as disclosed in the Company SEC Documents: (i) the description of the Company's resorts included in the Company's Form 10-K Report for the year ended December 31, 1998 was true and correct in all material respects as of such date; (ii) except for periodic maintenance, repairs and replacements in the ordinary course of business consistent with past practice, the dwelling units, sales centers, recreation facilities and other amenities for which certificates of occupancy have been issued at the Company's resorts are furnished and in good condition and repair, ordinary wear and tear excepted; (iii) with respect to each resort for which the Company or a Subsidiary of the Company, or the Company Venture, provides VOI owners association management services, the applicable VOI owners association has been duly formed, is validly existing and has a board of directors duly appointed by the Company or a Subsidiary of the Company, or the Company Venture, or duly elected by the VOI owners, in either case in accordance with the by-laws of such association; (iv) the Company's financial obligations to each such association are current in all material respects; and (v) to the Knowledge of the Company, the 1999 budgets established by each such association are adequate to fund the projected 1999 operating expenditures of such association in all material respects, subject to payment by all VOI owners, including the Company and its Subsidiaries, and the Company Venture, of the dues and assessments levied by the respective association and the reserves for capital replacements maintained by each such association, when supplemented by additional reserve contributions in future years as set forth in the reserve analysis delivered to Parent by the Company prior to the date hereof, will be adequate to fund in all material respects the replacement of capital items owned by the association over their anticipated useful lives.

         (b) Except as disclosed or reserved against in the most recent financial statements contained in the Company SEC Documents or as set forth in
Section 3.15 of the Company Letter, the Company and each of its Subsidiaries, and the Company Venture, have good and valid title to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and each of its Subsidiaries, and the Company Venture, as of the dates thereof, free and clear of all Liens, except such imperfections or irregularities of title, liens, encumbrances, charges or defaults that do not adversely affect the properties with respect to their intended use in any material respect and statutory liens securing payments not yet due ("Permitted Liens"). There are no hidden or latent defects at or in any properties, assets, improvements, fixtures or equipment of the Company or any of its Subsidiaries, or the Company Venture, except for defects that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and the properties, assets, improvements, fixtures and equipment of the Company and its Subsidiaries, and the Company Venture, do not violate any applicable judgment, order, decree, statute, law, ordinance, rule or regulation, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. All leased buildings and all leased fixtures, equipment and other property and assets that are material to the Company's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default does not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Material Adverse Effect on the Company.

         Section 3.16 Customer Warranties. There are not pending nor are there, to the Knowledge of the Company, threatened, any claims under or pursuant to any warranty, whether expressed or implied, on products or services sold prior to the date of this Agreement by the Company or any of its Subsidiaries, or the Company Venture, that are not disclosed or referred to in the financial statements contained in the Company SEC Documents and that are not fully reserved against, except for such claims that if determined or resolved adversely to the Company or any Subsidiary of the Company in accordance with the claimant's or plaintiff's demands, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 3.17 Environmental Matters. Except as disclosed in Section 3.17 of the Company Letter or the Company SEC Documents, (i) neither the businesses of the Company and its Subsidiaries, nor the operation thereof, nor any condition or circumstance at any property, asset, improvement, fixture or equipment violates in any material respect any applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public or worker health and safety, the protection, management, regulation or clean-up of the indoor or outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum (whether crude oil or any refined or altered product), radon, urea formaldehyde, lead-based paint, and polychlorinated biphenyls (collectively, "Environmental Laws"), except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) no condition, circumstance or event exists or has occurred which, with notice or the passage of time or both, would constitute such a violation of any Environmental Law or which could reasonably be expected to result in a Material Adverse Effect; (iii) the Company and each of its Subsidiaries is in possession of all Permits required under any applicable Environmental Law ("Environmental Permits") for its operations and the Company and each of its Subsidiaries has been and is in compliance in all material respects with all the requirements and limitations included in such Environmental Permits except where the failure to have or comply would not reasonably be expected to have a Material Adverse Effect on the Company; (iv) none of the Company or any of its Subsidiaries has handled, disposed of, released, transported, stored or used any materials, products, pollutants, contaminants, hazardous or toxic wastes, substances or other materials regulated by or subject to any Environmental Law (collectively, the "Hazardous Substances") on or at any of its property in a manner that would be expected to have a Material Adverse Effect on the Company; (v) to the Knowledge of the Company, no person (other than the Company or any of its Subsidiaries) is violating, or has violated, any Environmental Law applicable to the business of the Company or any of its Subsidiaries, or to any property, asset, improvement, fixture or equipment owned, leased or operated by the Company or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, nor has any such other person failed to obtain any Environmental Permits respecting any property, asset, improvement, fixture or equipment necessary or useful to the Company or any of its Subsidiaries in the conduct of their respective operations, other than the failure to obtain any Environmental Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; (vi) none of the Company or any of its Subsidiaries has received any notice, suit or claim from any authority or any private person or entity alleging that the Company and its Subsidiaries or the operation of any of their respective properties is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at, on or beneath any of the properties (including ground water) of the Company and each of its Subsidiaries, or at, on or beneath any land adjacent thereto (including ground water) or in connection with any other site which would reasonably be expected to have a Material Adverse Effect on the Company; and (vii) none of the Company or any of its Subsidiaries has buried, dumped, disposed, spilled or actively or passively released any material quantity or amount of Hazardous Substances on, beneath or adjacent to any of its property or any other property (including ground water); (viii) each of the Company and its Subsidiaries has timely filed all material reports required to be filed with respect to all of its property, assets, improvements, fixtures or equipment and has generated and maintained all material required data, documentation and records required under all applicable Environmental Laws; (ix) to the Knowledge of the Company, there are no underground storage tanks, including any piping, at, on or beneath any property used by the Company or any Subsidiary for any purpose; and (x) to the Knowledge of the Company, there are no conditions, circumstances or events respecting any property, asset, improvement, fixture or equipment owned or operated by any person other than the Company or any Subsidiary that could reasonably be expected to give rise to a Material Adverse Effect on the Company under any Environmental Law. All of the foregoing representations and warranties contained in clauses (i) through (x) concerning properties, assets, improvements, fixtures and equipment of the Company or any of its Subsidiaries shall be deemed to include all current and former properties, assets, improvements, fixtures and equipment of the Company or any of its Subsidiaries; provided, however, that any representations and warranties respecting former properties, assets, improvements, fixtures and equipment of the Company or any of its Subsidiaries shall be limited to the current Knowledge of the Company.

         Section 3.18 Insurance. Each of the Company and its Subsidiaries has insurance contracts or policies (the "Company Policies") in full force and effect which provide for coverages that are usual and customary as to amount and scope in its businesses. Section 3.18 of the Company Letter sets forth descriptions of all insurance contracts or policies that relate to liability or excess liability insurance (collectively, the "Company Liability Policies"), including the name of the insurer, the types, dates and amounts of coverages, and any material coverage exclusions. None of the Company or any of its Subsidiaries has breached or otherwise failed to perform in any material respects its obligations under any of the Company Policies or the Company Liability Policies nor has the Company or any of its Subsidiaries received any adverse notice or communication from any of the insurers party to the Company Policies or the Company Liability Policies with respect to any such alleged breach or failure in connection with any of the Company Policies or the Company Liability Policies, except to the extent that any such breach or failure to so perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section
3.18 of the Company Letter, all Company Policies are sufficient for compliance with all Governmental Entity laws and regulations and all agreements to which the Company and its Subsidiaries are subject; are valid, outstanding, collectible and enforceable policies; and will not in any way be affected by, or terminate or lapse by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except to the extent that any such termination or lapse, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.19 Mortgages Receivable. The "mortgages receivable" of the Company and its Subsidiaries, and the Company Venture, reflected in the financial statements contained in the Company SEC Documents and such additional accounts receivable as are reflected on the books of the Company and its Subsidiaries, and the Company Venture, are, to the Knowledge of the Company, good and collectible except to the extent reserved against thereon (which reserves have been determined in accordance with generally accepted accounting principles consistently applied). Except as set forth in Section 3.19 of the Company Letter, all "mortgage receivables" of the Company and its Subsidiaries, and the Company Venture, are owned free and clear of all Liens and such "mortgage receivables" are otherwise valid, genuine and existing. During the twelve month period ended March 31, 1999, the default rate of interest on any "mortgage receivables" owned by the Company or any of its Subsidiaries did not exceed the maximum rate allowable under Federal and State law for such "mortgage receivables." All such accounts receivable (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, setoffs or counterclaims.

         Section 3.20 Parachute Payments to Disqualified Individuals. Except as set forth in Section 3.20 of the Company Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder) with respect to the Company or any of its Subsidiaries, or the Company Venture, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such Section 3.20 of the Company Letter, assuming the Closing occurs on the date specified therein and termination of all listed individuals without cause on such date is set forth in such Section 3.20 of the Company Letter.

         Section 3.21 Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company have received the opinion of Salomon Smith Barney Inc, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by holders of Company Common Stock (other than the Principal Shareholders) in the Merger is fair to such holders from a financial point of view, a copy of the written opinion of which will be delivered to Parent after receipt thereof by the Company.

         Section 3.22 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action necessary to exempt the Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby from the requirements of Sections 607.0901 through 607.0903 of the FBCA or to satisfy the requirements thereof. Each member of the Board of Directors of the Company is "disinterested," as such term is used in Section 607.0901 of the FBCA, with regard to the transactions contemplated by this Agreement and the Shareholder Agreements. To the Knowledge of the Company, no other state takeover statutes are applicable to the Merger, this Agreement or the transactions contemplated hereby.

         Section 3.23 Reorganization. To the Knowledge of the Company, neither it nor any of its Subsidiaries, nor the Company Venture, has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 3.24 Brokers. No broker, investment banker or other person, other than Bear Stearns & Co., Inc., and Salomon Smith Barney Inc, the fees and expenses of each of which will be paid by the Company (as reflected in an agreement between Bear Stearns & Co., Inc. and the Company and an agreement between Salomon Smith Barney Inc and the Company, a copy of each of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 4.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries, and the Company Venture, to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of its current officers and employees and, except as otherwise agreed upon by Parent, preserve its relationships with customers, suppliers, licensors, lessors, creditors and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, or the Company Venture, to, without the prior written consent of Parent which consent shall be granted or denied no later than 10 business days after Parent has received a written request for consent from the Company accompanied by reasonably adequate information to grant or deny such consent:

         (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by wholly-owned Subsidiaries to the Company or its wholly-owned Subsidiaries or by non-wholly-owned Subsidiaries or the Company Venture to the extent required by the terms of their respective organizational documents as of the date hereof), (ii) other than in the case of any wholly-owned Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except as set forth in Section 4.1(a)(iii) of the Company Letter, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its non wholly-owned Subsidiaries, or the Company Venture, or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (b) except for shares of Company Common Stock issued pursuant to the Points and Success Earnout as in effect on January 1, 1999, and except as set forth in Section 4.1(b) of the Company Letter, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of employee stock options pursuant to the Company Stock Plans outstanding on the date of this Agreement in accordance with their terms as of the date hereof;

         (c) amend its articles or certificate of incorporation or by-laws or other comparable organizational documents;

         (d) (A) acquire or agree to acquire (i) except as set forth in Section 4.1(d)(i) of the Company Letter, by merging or consolidating with, or by purchasing a substantial portion of the assets or properties of or equity in (except as contemplated by clause (ii) below), or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or (ii) except for the land acquisition, construction and development projects described in Section 4.1(d)(ii) of the Company Letter (collectively, the "Development Projects"), any assets or properties that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, other than purchases of inventory that are in the ordinary course of business consistent with past practice or (B) make any capital contributions to, or other investments in, any other person;

         (e) except for the pending approximately $86 million securitization of customer mortgages receivable with Dresdner Kleinwort Benson as placement agent (the "Pending Securitization"), except as described in Section 4.1(e) of the Company Letter and except in connection with the sale and financing of customer contracts and mortgages receivable in the ordinary course of business consistent with past practice, and the incurrence of indebtedness permitted by Section 4.1(f), sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets, other than transactions (including the sale of inventory) that are in the ordinary course of business consistent with past practice;

         (f) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities or make any loans or advances to any other person, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) indebtedness incurred in the financing of customer contracts and mortgages receivable in the ordinary course of business consistent with past practice; provided, however, that the Company will not complete any securitization other than the Pending Securitization without first consulting with Parent; provided, further, that in the event Parent provides warehouse financing to the Company at interest rates and terms comparable to the Company's primary warehouse receivables line and in an amount sufficient to permit the Company to finance its ongoing generation of customer contracts and mortgages receivable in the ordinary course of business consistent with past practice through the anticipated closing date of the transactions contemplated by this Agreement without completing a securitization, the Company will not complete any securitization other than the Pending Securitization; provided, further, that if Parent has provided any financing to the Company pursuant to the foregoing proviso and this Agreement is terminated pursuant to a valid termination under Section 7.1, then Parent shall continue any existing financing for the Company for a 90-day period after such termination; (ii) indebtedness and guarantees incurred in connection with financing the acquisition, construction, development and operations of the Development Projects in accordance with the budgets set forth in Section 4.1(f)(ii) of the Company Letter; (iii) indebtedness, loans, advances, guarantees, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries, between any of such wholly-owned Subsidiaries or, to the extent set forth in Section 4.1(f)(iii) of the Company Letter, between (x) the Company or any of its Subsidiaries and (y) any of the Company's non- wholly-owned Subsidiaries, the VOI owners associations or the Company Venture; (iv) other indebtedness in a maximum aggregate principal amount not exceeding $10 million; provided, however, that the Company will consult with Parent before incurring any such other indebtedness of $500,000 or more if the maximum aggregate principal amount of all indebtedness incurred pursuant to this clause (iv) is greater than $5 million but less than $10 million; (v) indebtedness incurred in connection with the issuance of (A) construction completion bonds incurred in connection with the budgets set forth in Section 4.1(f)(ii) of the Company Letter, utility bonds to secure the payment of future utility obligations of the Company or its Subsidiaries, submission bid bonds, advertising bonds, registration bonds or similar bonds in the ordinary course of business or (B) bonds used to provide alternative assurance, in lieu of escrow, for customer deposits, down payments and mortgage payments on VOI sales; and (vi) the borrowing of up to $20 million in working capital under the Line of Credit Agreement dated as of November 1, 1997 among the Company, Vistana Development, Ltd., and Dresdner Bank AG New York and Grand Cayman Branches;

         (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any non wholly-owned Subsidiary, or the Company Venture;

         (h) except as required under Section 5.8 or as described in Section 4.1(h) of the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than as required by law or by an existing contractual obligation of the Company disclosed in Section 4.1(h) of the Company Letter (in which case, any action taken in accordance therewith is expressly permitted), except that the Company or its Subsidiaries, or the Company Venture, may enter into (a) employment agreements if such agreements (i) are no longer than two years in duration and (ii) provide for an annual base salary of less than $125,000, and (b) consulting agreements in the ordinary course of business consistent with past practice that are terminable on no more than 90 days' notice without penalty;

         (i) except (1) as permitted under Section 4.1(h), or (2) to the extent required by written employment agreements existing on the date of this Agreement, increase the compensation payable or to become payable to its officers or such other employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of such officers or other employees of the Company or any of its Subsidiaries, or the Company Venture;

         (j) grant or award any stock options, restricted stock, performance shares, stock appreciation rights or other equity-based incentive awards, except as set forth in Section 4.1(j) of the Company Letter;

         (k) take any action, other than reasonable actions in the ordinary course of business consistent with past practice, with respect to accounting policies (other than actions required to be taken by changes in generally accepted accounting principles);

         (l) make or agree to make any capital expenditure in excess of $1,000,000 individually or $8,000,000 in the aggregate, other than (i) capital expenditures committed prior to the date of this Agreement, (ii) capital expenditures included in the budgets for the Development Projects set forth in Section 4.1(f)(ii) of the Company Letter, (iii) capital expenditures included in the capital expenditure budget of the Company and its Subsidiaries for 1999 previously disclosed to Parent, (iv) legal, financing, registration, collection and repossession fees and expenses and prepaid costs (including prepaid direct marketing costs) incurred in the ordinary course of business and capitalized to the balance sheet in accordance with GAAP, applied on a basis consistent with past practice, (v) purchases of VOI inventory and liens on VOI units in the ordinary course of business consistent with past practice, and (vi) capital expenditures made on behalf of VOI owner associations which will be paid or reimbursed by the VOI owner associations;

         (m) except as otherwise disclosed in Section 4.1(m) of the Company Letter, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice;

         (n) settle or compromise any material liability under any federal, state, local or foreign tax law or under any Environmental Law;

         (o) except for contracts, arrangements or understandings relating to the lease or purchase of equipment, materials, supplies or services, (i) included in the budgets for the Development Projects set forth in Section 4.1(f)(ii) of the Company Letter, (ii) set forth in the capital expenditure budget of the Company and its Subsidiaries for 1999 previously disclosed to Parent, or (iii) which will be paid or reimbursed by the VOI owner associations, enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services in excess of $100,000 individually or $1,000,000 in the aggregate, over a period greater than 12 months, which is not cancellable without penalty on 90 or fewer days' notice; or

         (p) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         Section 4.2 No Solicitation. (a) From the date hereof until the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor, representative or agent of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, sale of all or substantially all the assets of or other business combination or recapitalization or similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in excess of 15% of the voting securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         (b) The Company promptly (but in no event later than 24 hours) shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry or any communication with respect to or which could reasonably be expected to lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal) and (iii) the identity of the person or persons making any such Takeover Proposal, inquiry or communication. The Company will keep Parent promptly and fully informed of the status, changes in and details of any such Takeover Proposal, inquiry or communication.

         Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than any to which Parent or any of its Subsidiaries is a party). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including using its best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and any provision thereof in any court of the United States or any state thereof having jurisdiction.

         Section 4.4 Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or would cause any of the representations and warranties set forth in the Company Tax Certificate attached to the Company Letter or the Parent Tax Certificate attached to the Parent Letter to be untrue or incorrect in any material respect.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         Section 5.1 Notice to Shareholders. The Company shall, as promptly as practicable but in any event within ten days after the date of this Agreement, prepare and mail to its shareholders pursuant to Section 607.0704 of the FBCA and the Amended and Restated By-laws of the Company the notice of action authorized by the Shareholders' Consent (the "Florida Notice"). Parent shall have the right and opportunity to review and make reasonable comments on the Florida Notice prior to its mailing and the Company shall not unreasonably refuse to include such comments of Parent.

         Section 5.2 Filings; Other Actions. (a) The Company shall as soon as practicable after the date hereof prepare and file with the SEC the Information Statement and the Parent Companies shall prepare and file with the SEC the Registration Statement, in which the Information Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Information Statement to its shareholders (the date of such mailing to any of such shareholders being hereinafter called the "Mailing Date"). Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is currently not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Units in the Merger and upon the exercise of the Substitute Options (as hereinafter defined), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may reasonably be requested in connection with any such action, including information relating to the number of Units required to be registered.

         (b) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         (c) Each of the Company and Parent will promptly, and in any event within twenty business days after execution and delivery of this Agreement, make all filings or submissions as are required under the HSR Act. Each of the Company and Parent will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submissions necessary under the HSR Act. Without limiting the generality of the foregoing, each of the Company and Parent will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each of the Company and Parent will keep the other apprised of the status of any such inquiry or request. The foregoing shall not require Parent or the Company to make any divestiture or consent to any divestiture in order to fulfill any condition or obtain any consent to any divestiture in order to fulfill any condition or obtain any consent, authorization or approval or to appeal an injunction or order, or to post a bond in respect of such appeal.

         Section 5.3 Comfort Letters. (a) The Company shall use all reasonable efforts to cause to be delivered to Parent "comfort" letters of KPMG Peat Marwick LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent, Trust and the Company, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         (b) Parent shall use all reasonable efforts to cause to be delivered to the Company "comfort" letters of Arthur Andersen LLP, Parent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company, Parent and Trust, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         Section 5.4 Access to Information. (a) The Company shall, and shall cause each of its Subsidiaries, and the Company Venture, to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, Tax Returns, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries, and the Company Venture, to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws (other than in connection with obtaining the Regulatory Approvals or in connection with making time share regulatory filings in the ordinary course of business) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. The Company shall, and shall cause each of its Subsidiaries, and the Company Venture, to, furnish promptly upon the request of Parent a copy of each report, schedule, registration, application or other document filed by the Company with any Governmental Entity in connection with obtaining the Regulatory Approvals. No investigation pursuant to this Section 5.4(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.4(a) shall be kept confidential in accordance with the letter agreement dated September 14, 1998 (the "Confidentiality Agreement") between Parent and the Company.

         (b) Parent shall afford to the accountants, counsel, financial advisors and other representatives of the Company reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, its properties, books, contracts and records. No investigation pursuant to this Section 5.4(b) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by the Company pursuant to this Section 5.4(b) shall be kept confidential in accordance with the Confidentiality Agreement.

         Section 5.5 Compliance with the Securities Act. Within 30 days following the date of this Agreement, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Company Shareholders Meeting, in the Company's reasonable judgment may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement in substantially the form of Exhibit 5.5 hereto, executed by such person.

         Section 5.6 Stock Exchange Listings. Parent shall use all reasonable efforts to list on the NYSE, upon official notice of issuance, the Units to be issued in connection with the Merger and upon exercise of the Substitute Options.

         Section 5.7 Fees and Expenses. Except as otherwise provided in Section 5.11, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses shall be divided equally between Parent and the Company.

         Section 5.8 Company Stock Options. (a) Not later than the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time pursuant to the Company's stock option plans (other than any "stock purchase plan" within the meaning of Section 423 of the Code) in effect on the date hereof (the "Stock Plans") shall be assumed by Parent and become and represent an option to purchase the number of Units (a "Substitute Option") (rounded to the nearest full share, or if there shall not be a nearest share, the next greater full share) determined by multiplying (i) the number of shares of Company Common Stock (the "Underlying Shares") subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per Unit (rounded up to the nearest tenth of a cent) equal to the difference (the "Difference") between (A) the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio and (B) the cash amount of the per share merger consideration payable pursuant to Section 1.5(c) divided by the Exchange Ratio. Each Substitute Option shall be vested only to the extent that the predecessor Company Stock Option was, pursuant to its terms, vested at the Effective Time. To the extent the Difference would be a negative number, the Difference shall be deemed to be zero and Parent shall promptly after the Effective Time pay to the holder of each such vested Company Stock Option an amount of cash equal to the absolute value of the Difference times the number of Underlying Shares subject to such option. Parent shall pay cash to holders of Company Stock Options in lieu of issuing fractional Units upon the exercise of Substitute Options. After the Effective Time, each Substitute Option shall be exercisable in full until the earlier of the expiration date of the related Company Stock Option or the date such related Company Stock Option would have become unexercisable due to the optionee's termination of employment and, except as otherwise provided in this
Section 5.8, shall be subject to the same terms and conditions as were applicable under the related Company Stock Option immediately prior to the Effective Time. The Company agrees to use its best efforts to obtain any necessary consents of holders of Company Stock Options and take such other actions as may be necessary to effect this Section 5.8.

         (b) In respect of the Units underlying each Substitute Option pursuant to Section 5.8(a), Parent shall file and keep current a registration statement on Form S-8 (or a post-effective amendment to a Registration Statement on Form S-8) or other appropriate form for as long as such options remain outstanding.

         Section 5.9 Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non- actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and state takeover statutes), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to the Merger or this Agreement vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require Parent or the Company to make any divestiture or consent to any divestiture in order to fulfill any condition or obtain any consent to any divestiture in order to fulfill any condition or obtain any consent, authorization or approval or to appeal an injunction or order, or to post a bond in respect of such appeal.

         (b) Neither Parent nor the Company shall take any action or fail to take any action that, in any such case, might reasonably be expected to (i) cause any of its representations or warranties contained in this Agreement that is qualified as to materiality to be untrue, (ii) cause any of its representations or warranties contained in this Agreement that is not so qualified to be untrue in any material respect or (iii) result in a breach of any covenant made by it in this Agreement, (iv) result directly or indirectly in any of the conditions to the Merger set forth in Article VI not being satisfied or (v) impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

         Section 5.10 Public Announcements. Neither Parent nor the Company will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 5.11 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be agreed to between Parent and the Company. The shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.11 in the preparation of any return with respect to the Gains Taxes.

         Section 5.12 State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 5.13 Indemnification; Directors and Officers Insurance. For six years from and after the Effective Time, Parent shall, and agrees to cause the Surviving Corporation to, indemnify, defend and hold harmless all past and present officers and directors of the Company and of its Subsidiaries (the "Indemnified Parties") to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Articles of Incorporation, the Company's Amended and Restated By-laws and any indemnity agreements to which the Company is a party as of the date hereof, for acts or omissions occurring at or prior to the Effective Time; provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of such claim or claims. For six years from and after the Effective Time, Parent shall indemnify, defend and hold harmless the Indemnified Parties, to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Articles of Incorporation, the Company's Amended and Restated By-laws and any indemnity agreements to which the Company is a party as of the date hereof, for acts and omissions in furtherance of the execution and delivery of the Merger Agreement, the Merger, the Shareholder Agreements and all agreements and actions as contemplated therein. For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time. The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

         Section 5.14 Notification of Certain Matters. Parent shall use all reasonable efforts to give prompt notice to the Company, and the Company shall use all reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would reasonably be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any event, change or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.15 Employee Benefit Plans. (a) For the period ending on the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation (i) to maintain the Company Plans in effect on the date of this Agreement or (ii) to provide benefits to employees of the Company and its Subsidiaries that are, in the aggregate, not materially less favorable than those provided pursuant to such Company Plans as in effect immediately prior to the Effective Time. Parent agrees to provide severance pay and other benefit entitlements which may be owing to any employee of the Company whose employment is terminated by Parent on or after the Effective Date or by reason of the transactions contemplated hereby. If such severance occurs on or within one year after the Effective Date by reason of the transactions contemplated hereby, such severance pay and benefit entitlements shall be determined (on an employee by employee basis) in accordance with the severance policy of the Company and its affiliates applicable to such employee immediately prior to the Effective Date, if more favorable than the severance policy of Parent in effect after the Effective Date.

         (b) The foregoing notwithstanding, Parent agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Company Plans or under other contracts, arrangements, commitments, or understandings identified in Section 5.15 of the Company Letter. Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any Company Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or Parent to offer to continue (other than as required by its terms) any written employment contract or any employee of the Company or of any of its Subsidiaries. Company employees' service prior to the Effective Time shall be considered service with the Surviving Corporation for purposes of eligibility, vesting and level of benefits under any plan, program or arrangement maintained or contributed to the Surviving Corporation.

         Section 5.16 Shareholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company and its directors relating to the transaction contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent unless (i) neither the Company nor Parent is or may become directly or indirectly liable to pay any amount in connection therewith pursuant to Section 5.13 or otherwise and (ii) such settlement does not impose any restriction on the business or activities of the Company or Parent or their respective Subsidiaries.

         Section 5.17. Additional Matters. (a) Prior to the Effective Date, the Company shall cause Sub to be named as an insured under the Company's Commercial Lines Policy issued by the Fire & Casualty Insurance Company of Connecticut as Policy #NAP-001000 and the General Liability Policy issued by American and Foreign Insurance Company as Policy #A TS-459190 0000.

         (b) Within 15 business days from the date hereof, the Company shall deliver to Parent a certificate from the Company's General Counsel listing all Regulatory Approvals the Company must obtain and setting forth the actions and procedures which must be taken or followed to obtain the Regulatory Approvals. Within 60 business days from the date hereof, the Company shall take all actions and follow all procedures set forth on such certificate with respect to any action that must be taken or any procedure that must be followed prior to the Effective Time. The Company shall at all times keep Parent informed of the progress in obtaining the Regulatory Approvals. Parent shall cooperate with and assist the Company in obtaining the Regulatory Approvals, and shall provide such information as the Company shall reasonably request in order to obtain the Regulatory Approvals.

         (c) At Parent's request, prior to the Effective Time, the Company shall use reasonable efforts as soon as reasonably practicable to establish a commercial paper conduit facility; provided, however, that if this Agreement is validly terminated pursuant to Section 7.1, and the Company does not use such commercial paper conduit facility during the six-month period commencing on the date of such termination, then Parent will reimburse the Company for its actual, reasonable out-of-pocket expenses incurred in connection with the establishment of such facility. The Company further agrees to consult and cooperate with Parent regarding the terms of any commercial paper conduit facility it may establish.

         (d) Before the Company or any of its Subsidiaries hires any person as a director of internal audit, assistant controller, real estate attorney or corporate attorney, it will consult with Parent regarding the employment of such person.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by such party) at or prior to the Effective Time of the following conditions:

         (a) Stock Exchange Listings. The Units issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (b) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (ii) All authorizations, consents, orders, declarations or approvals of, or registrations, declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity (including any state gaming authority), where the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on the Company (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred, and shall be in full force and effect.

         (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

         (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall (after the date of this Agreement) have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

         (e) Information Statement. At least twenty calendar days shall have elapsed from the mailing of the Information Statement to the shareholders of the Company.

         Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following additional conditions:

         (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), and the representation as to the accuracy of the Parent Tax Certificate described in Section 2.10(b) shall be true and correct at and as of the Effective Time as if made at and as of such time, in each case except as otherwise contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by Parent's Chief Financial Officer and any other Executive or Senior Vice President of Parent to such effect.

         (b) Tax Opinion. The Company shall have received an opinion of Battle Fowler LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Battle Fowler LLP may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

         (c) Comfort Letters. The Company shall have received the "comfort letters" described in Section 5.3(b), in form and substance reasonably satisfactory to the Company.

         (d) Employment Agreements. The employment agreements set forth in
Section 6.3(g) of the Parent Letter shall have been executed by Parent or Sub and shall be in full force and effect (assuming the valid authorization, execution and delivery of such employment agreements by the parties thereto other than Parent or Sub and the validity and binding effect of such employment agreements on such other parties).

         Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment (or waiver by Parent) at or prior to the Effective Time of the following additional conditions:

         (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), except for actions taken, obligations incurred or agreements entered into as permitted by Section 4.1 or resulting from any transaction consented to in writing by Parent, and each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), except for actions taken, obligations incurred or agreements entered into as permitted by
Section 4.1 or resulting from any transaction consented to in writing by Parent, and the representation as to the accuracy of the Company Tax Certificate described in Section 3.9 shall be true and correct at and as of the Effective Time as if made at and as of such time, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (b) Consents Under Agreements. The Company shall have obtained the consent or approval of each person that is not a Governmental Entity whose consent or approval (i) is set forth in Section 2.4 of the Parent Letter and
Section 3.4(a)(iii) of the Company Letter or (ii) shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, hotel management agreement or other agreement or instrument, except as to which the failure to obtain such consents and approvals, individually or in the aggregate, would not be expected, in the reasonable opinion of Parent, to have a Material Adverse Effect on the

Company or upon the consummation of the transactions contemplated in this Agreement.

         (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, or before any court or governmental authority, agency or tribunal, domestic or foreign, in each case that has a significant likelihood of success (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries, or the Company Venture, of any material portion of the business or assets of the Company, Parent, Trust or any of their respective Subsidiaries, or the Company Venture, or to compel the Company, Parent or any of their respective Subsidiaries, or the Company Venture, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or the Company Venture, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote any Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its respective Subsidiaries, or the Company Venture, from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries, or the Company Venture, or (v) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company.

         (d) Comfort Letters. Parent shall have received the "comfort letters" described in Section 5.3(a), in form and substance reasonably satisfactory to Parent.

         (e) Tax Opinion. Parent shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley & Austin may rely as to matters of fact upon representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

         (f) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to the Company. Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to such effect. For purposes of this Section 6.3(f), a Material Adverse Effect shall not be deemed to include (i) delays incurred following the date of this Agreement in constructing or opening the Company's proposed vacation resorts at PGA Village in St. Lucie, Florida, Harborside at Atlantis in Paradise Island, The Bahamas, or Vistana II in Orlando, Florida, provided that the Company pursues the construction and opening of the respective resort with reasonable diligence following the date of this Agreement and any such delays are primarily attributable to causes beyond the reasonable control of the Company; (ii) any termination by Promus Hotels, Inc. without cause or pursuant to Section 15(c) of the amended joint venture agreement with Promus Hotels, Inc. or expiration of the Company's joint venture agreement with Promus Hotels, Inc.; (iii) any negotiated agreement to terminate the use of the "Hampton Inn" name by the Company's Oak Plantation Joint Venture; or (iv) any termination of the proposed time share joint venture relating to Harborside at Atlantis in Paradise Island, The Bahamas for any reason other than due to a material breach by the Company, or a material failure to perform, any representation, warranty, agreement or covenant of the Company.

         (g) Employment Agreements. The employment agreements set forth in
Section 6.3(g) of the Parent Letter shall have been executed by the parties thereto other than Parent or Sub and shall be in full force and effect (assuming the valid authorization, execution and delivery of such employment agreements by Parent and Sub and the validity and binding effect of such employment agreements on Parent and Sub).



                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 Termination. This Agreement may be ter minated at any time prior to the Effective Time, whether before or after any approval of the matters presented at the Company Shareholders Meeting in connection with the Merger:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if the other of them shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by such other of them of written notice of such failure to comply;

         (c) by either Parent or the Company if there has been a breach (which breach has not been cured within ten business days following receipt by the breaching party of written notice of the breach) by the other of them (in the case of Parent, including any material breach by Sub) of any representation or warranty that: (i) is not qualified as to materiality, which breach has the effect of making such representation or warranty not true and correct in all material respects or (ii) is qualified as to materiality;

         (d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on January 31, 2000 (as such date may be extended by mutual agreement); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the proximate cause of the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable;

         (e) by either Parent or the Company if the closing price of the Units on the NYSE on the trading day immediately preceding the Closing Date is less than $23; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(e) unless (i) either party has delivered a written notice on the day immediately preceding the Closing Date to the other party of its election to terminate this Agreement pursuant to this Section 7.1(e), and (ii) during each of the ten trading days following delivery of such notice the closing price of the Units on the NYSE is less than $23; provided, further, that if the closing price of the Units is greater than or equal to $23 on any of such ten trading days, then the Closing shall occur on the first business day after such date on which the closing price of the Units is greater than or equal to $23, with such day being deemed to be the Closing Date for all purposes of this Agreement; or

         (f) by either Parent or the Company if the Market Price of the Units is less than $23 on the trading day immediately preceding the day that, but for the termination of this Agreement pursuant to this Section 7.1(f), would have been the Closing Date.

         The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.4 and the entirety of Sections 2.12, 3.24 and 5.7, this Section 7.2 and Article VIII, which shall survive the termination); provided, however, that nothing contained in this Agreement shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

         Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.

         Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.1 Non-Survival of Representations and Warranties. Except for purposes of the Shareholder Agreements, and except for any claim arising as a result of any breach of a representation or warranty prior to the termination of this Agreement as provided in Section 7.2, the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time or (ii) the termination of this Agreement.

         Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     (a)  if to Parent or Sub, to
                          Starwood Hotels & Resorts
                          Worldwide, Inc.
                          777 Westchester Avenue
                          White Plains, New York  10604
                          Attention: Thomas C. Janson, Jr.
                          Facsimile No:  (914)640-8250

                               with copies to:

                          Scott M. Freeman
                          Sidley & Austin
                          875 Third Avenue
                          New York, New York 10022
                          Facsimile No.:  (212) 906-2021

                     (b)  if to the Company, to

                          Vistana, Inc.
                          8801 Vistana Centre Drive
                          Orlando, Florida  32821
                          Attention:  Charles E. Harris
                          Facsimile No.:  (407)239-3222

                               with a copy to:

                          Martin L. Edelman
                          Battle Fowler LLP
                          75 East 55th Street
                          New York, New York 10022
                          Facsimile No.: (212) 856-7808

         Section 8.3 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement together with all other agreements executed by the parties hereto on the date hereof, except as provided in the last sentences of Section 5.4(a) and
(b), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.8 and Section 5.13, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.6 Governing Law. Except to the extent that the laws of the State of Florida are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

         Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent, Trust or to any wholly-owned Subsidiary of Parent or Trust, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                  STARWOOD HOTELS & RESORTS
                                    WORLDWIDE, INC.


                                  By: /s/ Russell Sternlicht
                                     _________________________
                                     Name:  Russell Sternlicht
                                     Title: Senior Vice President


                                  FIRE ACQUISITION CORP.


                                  By:  /s/ Russell Sternlicht
                                     __________________________
                                     Name:  Russell Sternlicht
                                     Title: Vice President


                                  VISTANA, INC.


                                  By: /s/ Raymond L. Gellein, Jr.
                                     __________________________
                                     Name:  Raymond L. Gellein, Jr.
                                     Title: Co-Chief Executive Officer

                                                                     Exhibit 5.5



             FORM OF AFFILIATE LETTER FOR AFFILIATES OF THE COMPANY



                                     [Date]





Starwood Hotels & Resorts
  Worldwide, Inc.
777 Westchester Avenue
White Plains, New York  10604

Starwood Hotels & Resorts
777 Westchester Avenue
White Plains, New York  10604


Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Vistana, Inc., a Florida corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of July 18, 1999 (the "Merger Agreement"), among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Parent"), Fire Acquisition Corp., a Florida corporation ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

         As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Parent (the "Parent Shares") and Class B Shares, par value $.01 per share, of Starwood Hotels & Resorts (the "Trust") ("Trust Shares" and, when attached Parent Shares, "Units"), in exchange for shares of common stock, par value $.01 per share, of the Company (the "Company Shares"), owned by me or purchasable upon exercise of stock options.

         1. I represent, warrant and covenant to Parent that in the event I receive any Units as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of any Units in violation of the Act or the Rules and Regulations.

         B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Units, to the extent I felt necessary, with my counsel or counsel for the Company.

         C. I have been advised that the issuance of the Units to me pursuant to the Merger has [not] been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the sale, transfer or other distribution by me of the Units has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Units issued to me in the Merger unless (i) [such sale, transfer or other disposition is made in conformity with the volume limitations and other conditions of Rule 145 promulgated by the Commission under the Act (provided that I deliver to Parent customary letters of representation from myself and my broker), (ii)] such sale, transfer or other disposition has been registered under the Act or ([i]ii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

         D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of any Units by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. I also understand that there will be placed on the certificates for the Units issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 MAY APPLY. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JULY 18, 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND STARWOOD HOTELS & RESORTS WORLDWIDE, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF EACH OF STARWOOD HOTELS & RESORTS WORLDWIDE, INC."

         F. I also understand that unless a sale, transfer or other disposition is made [in conformity with the provisions of Rule 145, or] pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 [AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES]. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

         2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

         A. For so long as and to the extent necessary to permit me to sell the Units pursuant to Rules 144 and 145 under the Act, to the extent applicable, the Parent Companies shall (a) use their reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by them pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether the Parent Companies have each complied with such reporting requirements during the 12 months preceding any proposed sale of Units by me under Rule 145, and (b) otherwise use all reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. The Parent Companies have filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

         B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Units received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Units received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion of counsel shall reasonably be satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the

Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.


                                          Very truly yours,


                                          ------------------------------
                                          Name:



Agreed and accepted this ___
day of __________, 1999, by

Starwood Hotels & Resorts
  Worldwide, Inc.


By_________________________
    Name:
    Title: